EXHIBIT 99.1

UTMD Reports Financial Performance for Second Calendar Quarter and First Half 2024

Contact: Brian Koopman (801) 566-1200	July 25, 2024

Salt Lake City, Utah – As previously projected, Utah Medical Products, Inc. [Nasdaq: UTMD] realized second calendar quarter (2Q) and first half (1H) 2024 financial results which reflect a substantial decline in revenues.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.  Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Overview of Results

In brief, consolidated total 2Q 2024 revenues were $2,466 (19.2%) lower than in 2Q 2023, with 1H 2024 revenues $3,646 (14.4%) lower than in 1H 2023.  The decline in sales in three categories explain more than the total consolidated sales decline.  WW in the table below = “worldwide”

Revenue Category	Portion of 2Q Lower Total UTMD Sales	Portion of 1H Lower Total UTMD Sales
WW PendoTECH OEM	70%	76%
China BPM Distributor	21%	12%
WW Filshie Clip System	16%	25%
Total:	107%	113%

In other words, aggregated consolidated sales in all other sales categories were higher when comparing 2024 to 2023 in both periods. Please see more details explaining revenue results below.

Despite the significantly lower sales, UTMD achieved profit margins in all income categories similar to those of the prior year’s same periods:

	2Q 2024 (Apr – Jun)	2Q 2023 (Apr – Jun)	1H 2024 (Jan – Jun)	1H 2023 (Jan – Jun)
Gross Profit Margin (GP/ sales):	60.1%	60.1%	59.9%	61.4%
Operating Income Margin (OI/ sales):	33.1%	34.4%	33.7%	34.9%
Income B4 Tax Margin (EBT/ sales):	40.5%	40.2%	41.4%	40.5%
Net Income Margin (NI/ sales):	33.2%	32.6%	34.1%	33.1%

A summary of the change in income statement results, according to U.S. Generally Accepted Accounting Principles (US GAAP), follows:

	2Q	1H
	(April – June)	(January-June)
Revenues (Sales):	(19%)	(14%)
Gross Profit (GP):	(19%)	(16%)
Operating Income (OI):	(22%)	(17%)
Income Before Tax (EBT):	(19%)	(12%)
Net Income (NI):	(18%)	(12%)
Earnings Per Share (EPS):	(15%)	(11%)

The percentage decline in 2Q consolidated revenues was greater than for 1H primarily because the period-to-period decline in UTMD sales to its previously major biopharmaceutical OEM customer increased from $1,046 in 1Q 2024 to $1,732 in 2Q 2024. UTMD now expects a similar magnitude of decline in the last two quarters of the year as in 2Q 2024, resulting in $6 million lower sales to this OEM customer for the year as a whole.  UTMD remarkably achieved the same GP margin in 2Q 2024 as in 2Q 2023 despite 19% lower sales after making timely reductions in manufacturing expenses. The Company believes that the reductions were made without sacrificing critical resources needed for longer term growth.  OI declined more than GP due to $689 higher 1H 2024 U.S. litigation costs which are included in Operating Expense per US GAAP. Higher non-operating income brought the decline in EBT to be in line with the decline in sales.  A lower estimated income tax provision rate mitigated the decline in NI, and significant share repurchases during 1H 2024 helped further reduce the decline in EPS relative to the sales decline.  Please see the income statements on the last page of this report.

UTMD’s June 30, 2024 Balance Sheet continued strong, with no debt. Ending Cash and Investments were $89.2 million on June 30, 2024 compared to $92.9 million on December 31, 2023.  The June 30, 2024 cash balance resulted after paying $2.2 million in cash dividends to stockholders, repurchasing $9.4 million of its common stock, increasing non-cash working capital by $0.5 million (including reducing current liabilities by $0.8 million) and making $0.1 million in capital expenditures during 1H 2024.  Please see the balance sheets on the last page of this report.

Revenues (sales) -2Q 2024

Total consolidated 2Q 2024 UTMD worldwide (WW) sales in USD terms were $2,466 (19.2%) lower than in 2Q 2023.

Consistent with the projection in UTMD’s SEC 10-K Report at the beginning of the year, sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, invoiced by both the U.S. and Ireland, were $1,732 (77.3%) lower in 2Q 2024 compared to 2Q 2023. (There were no Ireland sales to PendoTech in 2Q 2024 compared to $608 in 2Q 2023.)  New orders received from PendoTECH scheduled for the 2H 2024 have been minimal, resulting in a current backlog for WW PendoTECH shipments during the remainder of 2024 of approximately $450. As WW PendoTECH shipments in 2H 2023 were $3,798, UTMD expects that, without any new orders, 3Q and 4Q 2024 shipments, consistent with 2Q 2024, will also each be about $1.7 million lower as in the same periods in 2023.

The timing of shipments to OUS distributors can cause significant fluctuations in quarterly comparisons since they tend to order large quantities at a time in order to minimize transit and other logistical costs.  The second major revenue decline category, which was also as projected in UTMD’s 2024 SEC 10-K Report, was due to shipments of blood pressure monitoring (BPM) kits from Ireland to UTMD’s largest BPM medical device distributor located in China. This customer consistently places calendar year fixed orders with UTMD.  In 2Q 2024, sales were $502 (39.3%) lower due to an extra shipment in 2Q 2023 compared to 2Q 2024.  Unlike 2Q 2024, 3Q 2024 shipments will not be lower than 3Q 2023 to this distributor, but 4Q 2024 shipments are scheduled to be $1.2 million lower.

With a high level of uncertainty, UTMD projected maintaining Filshie Clip System device (Filshie) sales in 2024 similar to 2023.  This was the third major category responsible for lower sales.  WW consolidated Filshie sales in 2Q 2024 were $405 (12.8%) lower than in 2Q 2023.  Domestic Filshie sales were $165 (13.9%) lower, OUS direct sales were $149 (10.0%) lower and OUS distributor sales were $91 (19.1%) lower.

In sum, the 2Q 2024 decline in sales from the three categories above compared to 2Q 2023 was $2,639, which is obviously greater than the $2,466 decline in total consolidated sales.

In 2Q 2024 compared to 2Q 2023, outside the U.S. (OUS) sales were $1,280 (21.9%) lower and U.S. domestic sales were $1,186 (16.9%) lower.

The portion of OUS sales invoiced in foreign currencies in USD terms were 35% of total WW consolidated 2Q 2024 sales compared to 33% in 2Q 2023. The net impact of changes in period-to-period foreign currency exchange (FX) rates was negligible. The average USD FX rates reduced 2Q 2024 total consolidated sales $23 (0.2%) for sales invoiced in foreign currencies. Actually, a stronger GBP by itself added $6.  The EUR, CAD and AUD were weaker.  FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 2Q 2024 and 2Q 2023 for revenue purposes follow:

	2Q 2024	2Q 2023	Change
GBP	1.2615	1.2531	+0.7%
EUR	1.0752	1.0845	( 0.9%)
AUD	0.6594	0.6700	( 1.6%)
CAD	0.7308	0.7449	( 1.9%)

The $23 weighted average unfavorable impact on 2Q 2024 foreign currency OUS sales was 0.6%.  In constant currency terms, foreign currency sales in 2Q 2024 were 21.5% lower than in 2Q 2023. “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared.

Total OUS sales in 2Q 2024 were $4,569 compared to $5,849 in 2Q 2023. OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user OUS 2Q 2024 sales in USD terms (including the impact of FX rate differences) were 8.3% higher in Ireland with the EUR FX rate down about 0.9%, 12.3% lower in Canada with the CAD FX rate down 1.9%, 13.1% higher in the UK with the GBP FX rate up 0.7%, 9.6% lower in Australia/New Zealand with the AUD FX rate down 1.6%, and 25.5% lower in France with the EUR FX rate down only 0.9%. USD-denominated sales to OUS distributors were 30.7% lower in 2Q 2024 than in 2Q 2023 because Ireland sales to PendoTECH as well as sales to UTMD’s BPM device distributor in China are in this category.

Domestic U.S. sales in 2Q 2024 were $5,831 compared to $7,017 in 2Q 2023.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S. Direct non-Filshie device sales, representing 63% of total domestic sales, were about the same, just $8 (0.2%) lower in 2Q 2024 than in 2Q 2023. Domestic OEM sales, representing 20% of total domestic sales, in total were $1,013 (47.0%) lower. In this category, U.S. PendoTECH sales were $1,124 lower.  Domestic Filshie device sales, representing 17% of total domestic sales, were $165 (13.9%) lower in 2Q 2024 compared to 2Q 2023.

Sales -1H 2024

Total consolidated 1H 2024 UTMD WW sales in USD terms were $3,646 (14.4%) lower than in 1H 2023.

Consistent with the projection in UTMD’s SEC 10-K Report at the beginning of the year, sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, invoiced by both the U.S. and Ireland, were $2,788 (57.5%) lower in 1H 2024 compared to 1H 2023. Ireland sales alone to PendoTech in 1H 2024 were $919 lower than in 1H 2023.

The second major revenue decline category, which was also as projected in UTMD’s 2024 SEC 10-K Report, was due to shipments of blood pressure monitoring (BPM) kits from Ireland to UTMD’s largest BPM medical device distributor located in China. In 1H 2024, sales were $415 (20.7%) lower due to an extra shipment in 2Q 2023 compared to 2Q 2024.

With a high level of uncertainty, UTMD projected maintaining Filshie Clip System device (Filshie) sales in 2024 similar to 2023.  This was the third major category responsible for lower 1H sales.  WW consolidated Filshie sales in 1H 2024 were $918 (14.2%) lower than in 1H 2023.  Domestic Filshie sales were $362 (14.8%) lower, OUS direct sales were $266 (8.8%) lower and OUS distributor sales were $290 (29.0%) lower.

In sum, the 1H 2024 decline in sales from the three categories above compared to 1H 2023 was $4,111, which is obviously greater than the $3,646 decline in total consolidated sales. In 1H 2024 compared to 1H 2023, OUS sales were $1,466 (13.1%) lower and U.S. domestic sales were $2,180 (15.3%) lower.

Total OUS sales in 1H 2024 were $9,718 compared to $11,184 in 1H 2023. The portion of OUS sales invoiced in foreign currencies in USD terms were 33% of total WW consolidated 1H 2024 sales compared to 31% in 1H 2023 because Ireland sales to PendoTECH were invoiced in USD. The net impact of changes in period-to-period foreign currency exchange (FX) rates was negligible. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1H 2024 and 1H 2023 for revenue purposes follow:

	1H 2024	1H 2023	Change
GBP	1.2646	1.2329	+ 2.6%
EUR	1.0787	1.0819	( 0.3%)
AUD	0.6586	0.6774	( 2.8%)
CAD	0.7362	0.7419	( 0.8%)

The weighted-average FX rate positive impact on 1H 2024 foreign currency OUS sales was 0.2%. In constant currency terms, foreign currency sales in 1H 2024 were 8.3% lower than in 1H 2023.  In constant currency terms, 1H 2024 total OUS sales were 13.3% lower than in 1H 2023.

Direct to end-user OUS 1H 2024 sales in USD terms (including the impact of FX rate differences) were 20% higher in Ireland with the EUR FX rate about the same, 10% lower in Canada with the CAD FX rate down 1%, 8% higher in the UK with the GBP FX rate 3% higher, 17% lower in Australia/New Zealand with the AUD FX rate down 3%, and 20% lower in France with the EUR FX rate about the same as in 1H 2023. USD-denominated sales to OUS distributors (excluding PendoTECH) were 7% lower in 1H 2024 than in 1H 2023.

Domestic U.S. sales in 1H 2024 were $12,023 compared to $14,202 in 1H 2023. Direct non-Filshie device sales, representing 60% of total domestic sales, were $114 (1.6%) lower in 1H 2024 than in 1H 2023. Domestic OEM sales, representing 23% of total domestic sales, were $1,704 (38.2%) lower. In this category, since U.S. PendoTECH sales were $1,860 lower, other U.S. OEM sales were obviously $156 higher. Domestic Filshie device sales, representing 17% of total domestic sales, were $362 (14.8%) lower in 1H 2024 compared to 1H 2023.

Gross Profit (GP)

GP results from subtracting the cost of goods sold (CGS), comprised of costs of production, manufacturing engineering, depreciation of equipment, maintenance and repairs, quality assurance including regulatory compliance, and purchasing including freight for receiving materials from suppliers, from revenues. CGS is divided into three categories: direct labor, raw materials and manufacturing overhead (MOH).  Direct labor and raw materials are predominantly variable costs, i.e. vary directly with revenues.  MOH contains many fixed costs consistent with the Company’s infrastructure, for example, supervision and engineering personnel.

UTMD’s 2Q 2024 GP was $1,486 (19.2%) lower than in 2Q 2023 due to being able to achieve the same GP margin (GP divided by sales, GPM) with 19.2% lower sales. GP in 1H 2024 was $2,563 (16.4%) lower than in 1H 2023 with sales 14.4% lower, as UTMD’s 1Q 2024 GPM was diluted from manufacturing overhead expenses which had not yet been reduced in proportion to sales. The 1H 2024 GPM was 59.9% compared to 61.4% in 1H 2023.  UTMD’s 2024 GPMs were consistent with long-term profitability goals.

With lower sales and consequent lower absorption of fixed MOH costs, a higher than expected average GPM was achieved through several means; 1) a favorable product sales mix, i.e. lower sales to UTMD’s China distributor at UTMD’s lowest GPM, 2) a direct labor productivity improvement as the least experienced production workers were furloughed, 3) reduction of some production supervision and management, 4) relief in marginal costs of some raw materials, 5) substantially lower incoming freight costs from raw material vendors, and 6) a reduction in intercompany finished goods inventory which freed up reserved gross profit.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses.

OI in 2Q 2024 of $3,438 was $987 (22.3%) lower compared to 2Q 2023 OI of $4,425.  The lower OI was the result of $1,486 lower GP offset in part by $499 lower OE, explained below. UTMD’s 2Q 2024 OI Margin (OI as a percentage of sales) remained a healthy 33.1%.

OI in 1H 2024 was $7,321 compared to $8,864 in 1H 2023, a decrease of $1,542 (17.4%), remaining a healthy 1H 2024 OI margin of 33.7%.  The lower OI was the result of $2,563 lower GP offset in part by $1,020 lower OE, explained below.

The following table summarizes OE in 2Q and 1H 2024 compared to the same periods in 2023 by OE category:

OE Category	2Q 2024	% of sales	2Q 2023	% of sales	1H 2024	% of sales	1H 2023	% of sales
S&M:	$ 546	5.3	$ 405	3.2	$ 958	4.4	$ 792	3.1
G&A:	2,014	19.4	2,775	21.6	4,219	19.4	5,648	22.3
R&D:	255	2.4	133	1.0	520	2.4	277	1.1
Total OE:	2,815	27.1	3,313	25.8	5,697	26.2	6,717	26.5

S&M OE were $141 and $165 higher in 2Q 2024 and 1H 2024 compared to the same periods in 2023 respectively.  UTMD in the U.S. is self-insured for its employee health plan.  One employee’s 2Q medical claim that did not occur in the prior year explains about $100 of the difference in both periods. An earlier timing of trade shows in 2Q than in the prior year together with higher travel expenses explains about another $20 of the 2Q and 1H 2024 differences to same periods in 2023. The remaining differences are primarily due to higher salaries for existing S&M employees in 2024 compared to 2023 worldwide. The impact of differences in FX rates on foreign subsidiary S&M expenses was insignificant (see below).  Because of lower sales in addition to the higher expenses, S&M expenses as a percentage of sales increased substantially to 5.3% in 2Q 2024 from 3.2% in 2Q 2023, and to 4.4% of sales in 1H 2024 from 3.1% in 1H 2023.

G&A expenses dominate UTMD’s OE, largely because of non-cash expenses from the amortization of Identifiable Intangible Assets (IIA) associated with the Filshie Clip System and the expenses of current litigation in the U.S.  A segmentation of USD-denominated G&A expenses follows:

G&A Exp Category	2Q 2024	% of sales	2Q 2023	% of sales	1H 2024	% of sales	1H 2023	% of sales
IIA Amort- UK:	$ 501	4.8	$ 498	3.9	$1,005	4.6	$ 981	3.9
IIA Amort– CSI:	-		1,105	8.6	-		2,210	8.7
Other– UK:	173		163		360		327
U.S. Litigation	635	6.1	280	2.2	1,378	6.3	689	2.7
Other– US:	557	5.4	588	4.6	1,158	5.3	1,150	4.5
IRE:	92		69		186		153
AUS:	24		35		66		69
CAN:	32		37		66		69
Total G&A:	2,014	19.4	2,775	21.6	4,219	19.4	5,648	22.2

Total consolidated G&A expenses in 2Q 2024 were $761 lower, and in 1H 2024 were $1,429 lower than in the same periods in 2023.  The amortization of IIA associated with UTMD purchasing CooperSurgical Inc’s exclusive U.S. distribution and use of intellectual property rights in 2019 was fully amortized in late 2023.  In the 1H of 2024, this reduced OE by $1,105 per calendar quarter compared to 1H 2023.  Offsetting that significant G&A expense reduction was an increase in U.S. litigation expenses related to the Filshie Clip System of $355 in 2Q 2024 compared to 2Q 2023, and $689 in 1H 2024 compared to 1H 2023.  The remaining IIA amortization – UK from the 2011 acquisition of Femcare only varied as a result of the change in the GBP FX rate, as the amortization expense in GBP was the same in both periods. All other G&A expenses in the aggregate were similar in both periods.

The differences in period-to-period R&D expenses were due to extensive outside material validation studies in 2024 required by biopharmaceutical industry manufacturers for devices used in their manufacturing processes. Since all R&D in 2024 was carried out in the U.S., there was no FX rate impact.

The impact of differing FX rates in 2024 and 2023 on OE expressed in USD was negligible. The EUR, AUD and CAD were all slightly weaker, but an average stronger GBP helped increase foreign currency OE when converted to USD by a net $2 in 2Q 2024 and $30 in 1H 2024. The following table summarizes “constant currency” OE in 2Q and 1H 2024 compared to the same periods in 2023 by OE category:

OE Category	2Q 2024 const FX	2Q 2023	1H 2024 const FX	1H 2023
S&M:	$ 547	$ 405	$ 958	$ 792
G&A:	2,011	2,775	4,189	5,648
R&D:	255	133	520	277
Total OE:	2,813	3,313	5,667	6,717

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 2Q 2024 EBT was $4,211 (40.5% of sales) compared to $5,172 (40.2% of sales) in 2Q 2023. Consolidated 1H 2024 EBT was $9,010 (41.4% of sales) compared to $10,291 (40.5% of sales) in 1H 2023.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms on June 30, 2024; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Starting in 2024 for UTMD, there is an additional excise tax included in NOE: a stock repurchase excise tax included in the so-called “Inflation Reduction Act of 2022”.  Although the new 1% tax on the aggregate fair market value of share repurchases made in 2023 applies, UTMD did not repurchase shares in 2023. After the U.S. Treasury and IRS announced regulations governing the stock repurchase excise tax in 2Q 2024, UTMD begins reporting the NOE in its 2Q 2024 income statement for the $9,393 in share repurchases made during 1H 2024.

Net NOI is NOI minus NOE.  Net NOI in 2Q 2024 was $773 compared to $747 net NOI in 2Q 2023. Net NOI in 1H 2024 was $1,688 compared to $1,427 in 1H 2023. NOI in 2Q 2024 was reduced by a $94 excise tax on share repurchases. In 1H 2024 compared to 1H 2023, UTMD Ltd in Ireland received EUR 98 less rental income on its underutilized property.  Remeasured foreign currency balances generated about $8 more in net NOI in 1H 2024 compared to 1H 2023.  With higher cash balances in 2024, UTMD received approximately $345 more in 1H interest income compared to 1H 2023.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its ability to sustain high level financial performance during a challenging time.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2024 consolidated EBT excluding the remeasured bank balance currency gain or loss (“adjusted consolidated EBITDA”) was $4,942 (47.5% of sales) compared to $6,996 (54.4% of sales) in 2Q 2023.  Adjusted consolidated EBITDA at $10,489 (48.3% of sales) in 1H 2024 was 24.6% lower than the $13,916 (54.8% of sales) in 1H 2023. Approximately 75% of the lower EBITDA was due to lower GP. The rest was due primarily to higher litigation expenses and no CSI IIA amortization expense. Adjusted consolidated trailing twelve months’ (TTM) EBITDA was $23,208 as of June 30, 2024.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	2Q 2024	2Q 2023	1H 2024	1H 2023
EBT	$ 4,211	$ 5,172	$9,010	$10,291
Depreciation Expense	172	155	327	310
Femcare IIA Amortization Expense	501	498	1,005	981
CSI IIA Amortization Expense	-	1,105	-	2,211
Other Non-Cash Amortization Expense	8	8	18	16
Stock Option Compensation Expense	52	50	130	100
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	(2)	8	(1)	7
UTMD non-US GAAP EBITDA:	$4,942	$6,996	$10,489	$13,916

Net Income (NI)

NI in 2Q 2024 of $3,453 (33.2% of sales) was 17.8% lower than the NI of $4,200 (32.6% of sales) in 2Q 2023.  The $747 lower 2Q NI was due to $987 lower OI combined with $27 higher net NOI, and a slightly lower average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 2Q 2024 was 18.0% compared to 18.8% in 2Q 2023.

NI in 1H 2024 of $7,409 (34.1% of sales) was 11.9% lower than the NI of $8,414 (33.1% of sales) in 1H 2023.  The $1,005 lower 1H NI was due to $1,542 lower OI combined with $261 higher net NOI, and a lower average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 1H 2024 was 17.8% compared to 18.2% in 1H 2023.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. Except for the UK, in which the corporate income tax rate changed to 25% from 19% on April 1, 2023, the basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS)

Diluted EPS in 2Q 2024 were $0.978 compared to diluted EPS of $1.154 in 2Q 2023, a 15.3% decrease. Diluted EPS in 1H 2024 were $2.070 compared to diluted EPS of $2.313 in 1H 2023, a 10.5% decrease. The decreases in EPS were lower than the decreases in NI as a result of fewer diluted shares.

Diluted shares were 3,531,572 in 2Q 2024 compared to 3,638,566 in 2Q 2023.  Diluted shares were 3,579,435 in 1H 2024 compared to 3,637,715 in 1H 2023. The lower diluted shares in both periods of 2024 were the result of shares repurchased during 1H 2024, offset by employee options exercised and a dilution factor for unexercised options just in 2023. Because the average exercise price of employee options was higher than the ending market price of the stock in 2Q 2024, the number of shares added as a dilution factor in 2Q 2024 was zero compared to 10,288 in 2Q 2023. For the same reason, the number of shares added as a dilution factor in 1H 2024 was zero compared to 9,660 in 1H 2023. The number of shares used for calculating EPS in both years was higher than period-ending outstanding shares because of a time-weighted calculation of average outstanding shares, plus dilution in 2023 from unexercised employee options.

Outstanding shares at the end of 2Q 2024 were 3,498,902 compared to 3,629,525 at the end of calendar year 2023. The difference was due to 7,592 shares added from employee option exercises during 1H 2024 and 138,215 shares subtracted from repurchases in 1H 2024. Share repurchases in 2Q 2024 were 95,107 shares at an average price of $67.33.  Share repurchases in 1H 2024 were 138,215, as stated above, at an average price of $67.96.  The total cost of repurchasing shares in 1H 2024 was $9,393,466. For comparison, outstanding shares were 3,628,988 at the end of 2Q 2023. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

The total number of outstanding unexercised employee and outside director options at June 30, 2024 was 73,497 at an average exercise price of $77.01, including shares awarded but not yet vested.  This compares to 66,025 unexercised option shares at the end of 2Q 2023 at an average exercise price of $73.78/ share, including shares awarded but not vested. No employee options have been awarded in 2024.  Non-qualified option awards totaling 19,000 shares were made to 48 employees in October 2023 at an exercise price of $77.07.

UTMD paid $1,081 ($0.300/share) in dividends to stockholders in 2Q 2024 compared to $1,070 ($0.295/ share) paid in 2Q 2023. The dividends paid to stockholders during 2Q 2024 were 31% of NI. UTMD paid $2,170 ($0.300/share) in dividends to stockholders in 1H 2024 compared to $2,140 ($0.295/ share) paid in 1H 2023. The dividends paid to stockholders during 1H 2024 were 29% of NI.

UTMD’s closing share price at the end of 2Q 2024 was $66.81, down 6.0% from the closing price of $71.11 at the end of 1Q 2024, and down 20.7% from the closing price of $84.22 at the end of 2023.  The closing share price one year ago at the end of 2Q 2023 was $93.20.

Balance Sheet.

At June 30, 2024 compared to the end of 2023, UTMD’s cash and investments balance declined only $3,650 to $89,219 despite use of $9,393 cash for share repurchases, $2,170 cash for dividends to stockholders, and $132 cash for capital equipment purchases. At June 30, 2024, net Intangible Assets decreased to 13.5% of total consolidated assets from 16.2% on June 30, 2023. UTMD’s strong 26.0 current ratio at June 30, 2024 was higher than the 22.6 current ratio at December 31, 2023 as a result of favorable 1H 2024 working capital changes exceeding the negative impact of reducing cash. The average age of trade receivables was 32 days from date of invoice at June 30, 2024 compared to 24 days at December 31, 2023, based on the most recent calendar quarter of sales. Average inventory turns declined to 1.8 in 2Q 2024 compared to 2.2 for the last quarter of 2023 due primarily to a decline in sales activity, as inventory balances declined $525. Accrued liabilities declined by $836.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 2Q 2024 compared to the end of calendar year 2023 and the end of 2Q 2023 were

	6-30-24	12-31-23	Change	6-30-23	Change
GBP	1.26371	1.27386	(0.8%)	1.27084	(0.6%)
EUR	1.07109	1.10593	(3.2%)	1.09178	(1.9%)
AUD	0.66742	0.68248	(2.2%)	0.66614	0.2%
CAD	0.73068	0.75733	(3.5%)	0.75547	(3.3%)

Financial ratios as of June 30, 2024 which may be of interest to stockholders follow:

1)Current Ratio = 26.0

2)Days in Trade Receivables (based on 2Q 2024 sales activity) = 32

3)Average Inventory Turns (based on 2Q 2024 CGS) = 1.8

4)2024 YTD ROE (before dividends) = 12%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (three months ended June 30)

(in thousands except earnings per share):

	2Q 2024	2Q 2023	Percent Change
Net Sales	$ 10,400	$ 12,866	(19.2%)
Gross Profit	6,253	7,739	(19.2%)
Operating Income	3,438	4,425	(22.3%)
Income Before Tax	4,211	5,172	(18.6%)
Net Income	3,453	4,200	(17.8%)
Earnings Per Share	$ 0.978	$1.154	(15.3%)
Shares Outstanding (diluted)	3,532	3,639

INCOME STATEMENT, First Half (six months ended June 30)

(in thousands except earnings per share):

	1H 2024	1H 2023	Percent Change
Net Sales	$ 21,740	$ 25,386	(14.4%)
Gross Profit	13,018	15,581	(16.4%)
Operating Income	7,321	8,864	(17.4%)
Income Before Tax	9,010	10,291	(12.5%)
Net Income	7,409	8,414	(11.9%)
Earnings Per Share	$ 2.070	$ 2.313	(10.5%)
Shares Outstanding (diluted)	3,579	3,637

BALANCE SHEET

(in thousands)	(unaudited) JUN 30, 2024	(unaudited) MAR 31, 2024	(audited) DEC 31, 2023	(unaudited) JUN 30, 2023
Assets
Cash & Investments	$89,219	$93,808	$92,868	$84,619
Accounts & Other Receivables, Net	3,668	3,591	3,391	3,603
Inventories	9,058	9,240	9,582	10,118
Other Current Assets	377	510	428	467
Total Current Assets	102,322	107,149	106,269	98,807
Property & Equipment, Net	10,194	10,266	10,552	10,541
Intangible Assets, Net	17,516	18,026	18,637	21,127
Total Assets	$130,032	$135,441	$135,458	$130,475
Liabilities & Stockholders’ Equity
Accounts Payable	834	998	769	1,336
REPAT Tax Payable	558	558	558	419
Other Accrued Liabilities	2,547	3,918	3,383	3,389
Total Current Liabilities	$3,939	$5,474	$4,710	$5,144
Deferred Tax Liability – Intangible Assets	860	986	1,120	1,370
Long Term Lease Liability	275	285	295	315
Long Term REPAT Tax Payable	698	698	698	1,256
Deferred Revenue and Income Taxes	208	256	322	628
Stockholders’ Equity	124,052	127,742	128,313	121,762
Total Liabilities & Stockholders’ Equity	$130,032	$135,441	$135,458	$130,475